EXHIBIT 99.1

News

MGE Energy Reports Second-Quarter Earnings

Madison, Wis., Aug. 5, 2011—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended June 30, 2011, of $12.7 million or 55 cents per share, compared to $11.6 million or 50 cents per share for the same period in the prior year.

During the second quarter of 2011, the company experienced a 16.9% increase in gas sales reflecting higher customer demand, primarily due to colder weather in April. The average temperature in April 2011 was 46.0 degrees compared to 52.5 degrees in April 2010, or 12% colder. In addition, the Elm Road Unit 2 entered commercial operation in January 2011.

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 139,000 customers in Dane County, Wis., and purchases and distributes natural gas to 143,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy, Inc.

(In thousands, except per-share amounts)

(Unaudited)

Three Months Ended June 30,	2011	2010
Operating revenue	$117,259	$109,082
Operating income	$23,197	$20,122
Net income	$12,723	$11,552
Earnings per share (basic and diluted)	$0.55	$0.50
Weighted average shares outstanding (basic and diluted)	23,114	23,114

Six Months Ended June 30,	2011	2010
Operating revenue	$281,864	$268,725
Operating income	$54,095	$41,897
Net income	$30,506	$25,812
Earnings per share (basic and diluted)	$1.32	$1.12
Weighted average shares outstanding (basic and diluted)	23,114	23,114

Contact:

Margaret Collins

Manager - Corporate Communications

608-252-7088 | mcollins@mge.com